UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010 (June 3, 2010)

DSW Inc.
 (Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 237-7100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

     On June 3, 2010, DSW Inc. (the “Company”) held its Annual Meeting of Shareholders in Columbus, Ohio to consider and vote on the matters listed below. A total of 42,482,170 shares of the Company’s common stock were present or represented by proxy at the meeting. This represented approximately 97.05% of the Company’s 43,770,158 shares of common stock that were outstanding and entitled to vote at the meeting. As of the record date for the Annual Meeting, there were 16,387,491 Class A shares outstanding (one vote per share) and 27,382,667 Class B shares outstanding (eight votes per share). Set forth below are the final voting results for each of the proposals submitted to a vote of the shareholders.

Election of Directors

     The shareholders of the Company elected each of the director nominees nominated by the Company’s Board of Directors as Class III directors with terms expiring in 2013. The voting results were as follows:

Name of Nominee	Votes For	Votes Withheld
Elaine J. Eisenman	232,325,042	133,299
Joanna T. Lau	232,344,247	114,094
Roger S. Markfield	226,563,919	5,894,422

There were 1,702,498 broker non-votes for each director on this proposal.

Ratification of Appointment of Independent Registered Public Accounting Firm

     The shareholders of the Company ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011. The voting results were as follows:

Votes For	Votes Against	Abstentions
234,153,094	2,799	4,946

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.

By:          /s/Douglas J. Probst
Douglas J. Probst
Executive Vice President and Chief
Financial Officer

Date: June 24, 2010